Press release.

Company Contact:

Leslie Wojcik
SEI
+1 610-676-4191
lwojcik@seic.com

Paul Cuff
XPS Pensions Group
+44 (0)20 3978 8625

Media Contact:

Amelia Graham
Vested
+44 (0)20 7393 477057
amelia@fullyvested.com

Feidhlim Macauley
Headland
+44 (0)20 3435 7495

Pages: 3

FOR IMMEDIATE RELEASE

SEI Announces Acquisition of National Pensions Trust and Strategic Partnership with XPS

Deal Supports Long-Term Business Growth and Enhanced Member Outcomes

LONDON, 13 July, 2023 – SEI® (NASDAQ:SEIC) today announced that SEI Investments (Europe) Limited (SIEL), its wholly-owned operating subsidiary in the United Kingdom, has entered into an option agreement to acquire the outstanding equity of XPS Pensions (Nexus) Limited, principal employer and scheme funder of the National Pensions Trust (NPT), from its parent company, XPS Pensions Group PLC (XPS). The transaction reinforces SEI's focus on the use of strategic transactions to accelerate growth, and it enhances SIEL's competitive market presence and defined contribution proposition for employers and pension scheme members.

Wayne Withrow, Head of Global Asset Management at SEI, said:

"As we continue our global focus on investing in three key strategic areas of talent, culture, and growth, this opportunity reinforces our commitment to the UK region while increasing our competitive presence in the defined contribution market. We've identified the master trust business as an opportunity for SIEL to participate in a high-growth area of the pensions industry. This builds upon our purchase of the Atlas Master Trust in 2021, which marked the beginning of our execution on an inorganic growth strategy to acquire assets and increase our market presence in this segment. We believe that adding the National Pensions Trust further enhances that foundation from which we seek to achieve scale and drive growth."

The total cash consideration payable to XPS for Nexus is up to £42.5 million, comprised of a £35 million initial consideration paid at closing and deferred consideration of up to £7.5 million that may be earned over two years after the closing, subject to the achievement of certain post-closing

© 2023 SEI 1

© 2023 SEI 2 performance measurements. The transaction is expected to close before year end, subject to applicable regulatory approval and other customary closing conditions.  Completion of a carve out of the target business whereby NPT and certain related assets are transferred from XPS to Nexus  Applicable regulatory approval  Other customary closing conditions The transaction is not a material acquisition for SEI. Founded in 2009, NPT is a leading master trust in the UK with over 60,000 members and £1.4 billion in assets. Total combined assets of NPT and the SEI Master Trust, one of the first commercial master trust providers in the UK, will be approximately £3.4 billion. SIEL will welcome nine employees to its Institutional business, and one of the NPT trustees will join SEI Trustees Limited. The deal also creates a long-term strategic partnership between XPS and SIEL, in which XPS will continue to support the NPT with pensions administration and consultancy to help ensure continuity of service to members and clients, as well as provide wider support to the SEI Master Trust in the future. Paul Cuff, Co-CEO of XPS Pensions Group, said: "We are delighted to reach this agreement with SIEL to benefit our clients and their members with a market-leading master trust. This is an exciting journey, and with this strategic partnership, both organisations will continue to bring the best of what we each do.” Steve Charlton, Managing Director of Defined Contribution, EMEA and Asia, for SEI’s Institutional business, added: “As we continue to expand the SEI Master Trust, we are well-positioned to provide the premier service, investment management, and technology solutions for our members. Our expertise— combined with the addition of XPS’ high-quality pension administration services—will further enable us to deliver improved member outcomes. We look forward to welcoming the National Pensions Trust clients, members, and team, so we can build upon both of our success.” About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to help drive growth, make confident decisions, and protect futures. As of March 31, 2023, SEI manages, advises, or administers approximately $1.3 trillion in assets. For more information, visit seic.com. About the SEI Master Trust The SEI Master Trust provides a fully-bundled solution for employers delivering defined contribution (DC) schemes to approaching 250,000 members. The Master Trust encompasses investment management, member communications and administration, as well as utilises a manager-of- managers platform established over 25 years ago and overseen by more than 115 in-house investment experts. With its global scale and 16-year heritage as one of the first U.K. Master Trust providers, the SEI Master Trust offers a complete member journey, guiding members through retirement and beyond.

© 2023 SEI 3 About XPS Pensions Group XPS Pensions Group is a leading pension consulting and administration business focussed on UK pension schemes. XPS combines expertise, insight and technology to address the needs of over 1,500 pension schemes and their sponsoring employers on an ongoing and project basis. We undertake pensions administration for over 1 million members and provide advisory services to schemes and corporate sponsors in respect of schemes of all sizes, including 51 with assets over £1bn. This release contains forward-looking statements within the meaning or the rules and regulations of the United States Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as “may,” “will,” “expect,” “believe” and “continue” or “appear.” SEI’s forward-looking statements include its’s current expectations as to:  its strategic focus,  whether the master trust business is a growth opportunity,  if the acquisition of the NPT enhances SEI’s or SIEL’s foundation for scale and growth in the master trust business,  the timing of the closing of the NPT acquisition,  the degree to which SIEL will enhance the SEI Master Trust,  the use of the services of XPS by the SEI Master Trust,  the benefits, if any, that will inure to SIEL as a result of its acquisition of the NPT, and  whether the NPT acquisition will enable SIEL to deliver improved outcomes for the members of NPT and/or the SEI Master Trust. You should not place undue reliance on the forward-looking statements in this release as they are based on the current beliefs and expectations of SEI’s management and subject to significant risks and uncertainties, many of which are beyond the control of SEI’s management and are subject to change. Although SEI’s management believes the assumptions upon which it bases SEI’s forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in SEI’s forward-looking statements can be found in the “Risk Factors” section of SEI’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the United States Securities and Exchange Commission. ###